Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com

APPLIX REPORTS THIRD CONSECUTIVE
PROFITABLE QUARTER

WESTBOROUGH, Mass. – October 28, 2004 – Applix, Inc. (NASDAQ: APLX), a global provider of Business Intelligence (BI) and Business Performance Management (BPM) software solutions, today reported that revenue for the quarter ended September 30, 2004 was $6.91 million, an 8% increase over third quarter 2003 revenues of $6.42 million. Software license revenue for the third quarter of 2004 totaled $3.31 million, a 6% increase over the comparable quarter a year ago.

Net income for the third quarter of 2004 was $416,000, or $0.03 per basic and diluted share, compared to a net loss of $708,000, or $0.06 per basic and diluted share, for the year ago period. The 2004 third quarter included a charge of approximately $604,000, or $0.04 per basic and diluted share, in connection with the restructuring of the company’s UK office lease.

David C. Mahoney, President and Chief Executive Officer of Applix, said, “We achieved profitability in the third quarter in spite of lower than planned revenue. We were successful in overcoming the traditional seasonality of the third quarter in Europe, and overall our international performance remained strong, indicating that our strategy is resonating with customers and partners. We are continuing to move ahead with our previously announced transition program for North American field operations, where the company’s lower than planned third quarter license revenue resulted. With the changes we have implemented in North America over the past two quarters, we are confident that we will be able to generate revenue growth and profitability in the fourth quarter and in 2005. Thus far in the fourth quarter, based upon a combination of factors, our business is quite strong and bodes well for Applix’s continued growth and success.”

He added, “We continue to experience improved results from a range of partners and we believe the accolades we are receiving from customers and analysts indicate that Applix’s TM1 is indeed the versatile and differentiated platform that we intend it to be. We are especially pleased with TM1’s recent certification by SAP, since that opens a large and important market to us worldwide.”

Total operating expenses for the third quarter of 2004 totaled $5.71 million, compared to $5.46 million in the year ago period. The change reflects the company’s announced plan to increase sales and marketing expenditures, particularly in North America, offset by the benefit from the restructuring of the company’s headquarters lease announced early in 2004, which reduced rent by approximately $225,000 over the third quarter last year, and on an annualized basis, approximately $900,000. The restructuring of the company’s UK office lease, for which the company took a charge of $604,000 in the third quarter this year, is expected to reduce its rent by $62,000 per quarter and on an annualized basis, by approximately $248,000. Together, these two steps are expected to produce annualized savings of some $1.15 million. Also included in the third quarter 2004 expenses was approximately $249,000 in legal costs associated with the previously announced investigation by the Securities and Exchange Commission.

Third Quarter Business Highlights

•	Applix announced a Strategic Alliance with Sybase Inc., providing the TM1 platform to the wide universe of Sybase customers. TM1 is now a certified BI platform available to Sybase customers worldwide.

•	Applix substantially completed a significant restaffing of its North American field operations, including adding industry-experienced BI/BPM sales and pre-sales staff.

•	Applix announced strong penetration of the worldwide postal services market, as well as the worldwide energy and utility industries, with customers such as Deutsche Post, Australia Post and Shell UK Ltd.

•	IPC Media, the UK’s premier consumer publisher, chose Applix’s TM1 as its budgeting and planning solution, joining other leading media and entertainment companies worldwide that use TM1, including CBS, MTV Networks, Nickelodeon, Primedia, Time Warner Cable and Viacom.

•	Applix added to its worldwide growing roster of Solution Providers with Metapraxis, Resonate Solutions, Management Solution Partners, Cubespace, Shanghai TJ and Inspiriant. Applix Solution Providers are organizations that drive their consulting and implementation business through the sale of Applix software products.

•	Applix continued to expand its Strategic Alliance Partner network with Ultimus, a leading provider of Business Process Management solutions. Alliance Partners make it easier for customers to develop and deploy applications by offering complementary software products integrated and certified with TM1.

Following the close of the third quarter, Applix announced that it had improved its position on Gartner Inc.’s Magic Quadrant for Corporate Performance Management Suites, 2004 based on its ability to execute and completeness of vision.

Third Quarter Financial Highlights

•	Cash and cash equivalents totaled $13.33 million at 9/30/04.

•	Days sales outstanding (DSO) was 55 days at 9/30/04, up from 50 days at 6/30/04; the company targets DSO at 55-60 days.

•	Gross margin for the third quarter of 2004 improved significantly to 87.5% from 76.8% for the third quarter of 2003 and rose to 85.1% for the first nine months of 2004 compared to 72.7% in the year-earlier period.

•	Average initial license deal size remained constant at $25,000 - $35,000 and the number of customers purchasing +$100,000 of software licenses was three, versus two in the second quarter of this year.

Milt Alpern, Chief Financial Officer of Applix, commented, “We are pleased that our cost control measures, along with the steps we have taken to reduce real estate expenses, are having a measurable impact on the company’s bottom line. As we finalize the build out of our North American field operations, we expect to generate sufficient incremental, high-margin revenue to more than offset those investments, resulting in continued profitability and cash generation.”

Results for the Nine Months Ended September 30, 2004

Total revenues for the first nine months of 2004 were $21.56 million compared to $19.20 million in the year ago period. For comparison purposes, revenue for the year ago period includes $1.25 million from the company’s CRM business, which was sold during the first quarter of 2003. Analytics-only revenue increased 20.1%, from $17.95 million in the first nine months of 2003 to $21.56 million in the 2004 period. Software license revenue for the first nine months of 2004 totaled $10.77 million, a 27% increase over the comparable period last year. Net income for the first nine months of 2004 was $1.61 million, or $0.11 per basic and $0.10 per diluted share, compared to net income of $2.66 million, or $0.21 per basic and diluted share, for the year ago period. Included in the 2003 results was the net gain from the sale of the CRM business of $7.91 million, or $0.62 per diluted share.

Financial Outlook for 2004

The company expects to achieve revenue growth and profitability in the fourth quarter of 2004 ending the year with total annual revenues of between $30 - $31 million.

Investor Conference Call and Webcast

The senior management of Applix will host a conference call and Webcast to discuss the third quarter results tomorrow morning, Friday, October 29, 2004 at 8:30 am EDT. To access the call, please dial 1-800-659-1942, using the confirmation code 31123989. Internationally, the call may be accessed by dialing 1-617-614-2710, using the same confirmation code. To listen via live audio Webcast, please visit the company’s website,

www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.

About Applix

Applix, Inc. (NASDAQ: APLX) is a global provider of Business Intelligence and Business Performance Management solutions. These solutions, based on Applix’s TM1 planning and analytics platform, enable the continuous planning, management and monitoring of performance across the financial and operational functions within the enterprise. Applix is a founder of the BPM Standards Group (www.bpmstandards.org), and has been recognized by numerous industry analyst groups for its technical leaderships and vision in the marketplace.

More than 1,800 customers worldwide use TM1 for its tight integration with Excel, real-time response, adaptability, and low total cost of ownership. Delivered by Applix and a global network of partners, TM1-based solutions help customers manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.

This news release contains forward-looking statements, including targeted financial results for 2004, which involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q under the heading “Factors That May Affect Future Results.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, it disclaims any obligation to update these forward-looking statements, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

©2004 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

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Financial Tables Follow

Applix, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Software license	$3,307	$3,108	$10,766	$8,457
Professional services and maintenance	3,602	3,315	10,789	10,741

Total revenues	6,909	6,423	21,555	19,198
Cost of revenues:
Software license	7	329	391	1,161
Professional services and maintenance	856	1,164	2,829	4,089

Total cost of revenues	863	1,493	3,220	5,250

Gross margin	6,046	4,930	18,335	13,948
Operating expenses:
Sales and marketing (includes $0 of stock-based compensation for the three months ended September 30, 2004 and September 30, 2003, and $0 and $23 of stock-based compensation for the nine months ended September 30, 2004 and September 30, 2003, respectively)	2,473	2,332	7,631	7,812
Product development	1,059	1,343	3,614	4,233
General and administrative (includes $15 and $105 of stock-based compensation for the three months ended September 30, 2004 and September 30, 2003, respectively, and $45 and $252 of stock-based compensation for the nine months ended September 30, 2004 and September 30, 2003, respectively)	1,507	1,723	4,603	6,003
Amortization of an acquired intangible asset	63	63	188	188
Restructuring expenses	604	—	577	—
Compensation expenses related to an acquisition	—	—	—	583

Total operating expenses	5,706	5,461	16,613	18,819

Operating income (loss)	340	(531)	1,722	(4,871)

Non-operating income (loss):
Net gain from sale of CRM business	—	(12)	—	7,910
Interest and other income (loss), net	290	(59)	256	546

Income (loss) from continuing operations before income taxes:	630	(602)	1,978	3,585
Provision for income taxes	178	—	293	764

Income (loss) from continuing operations	452	(602)	1,685	2,821

Loss from discontinued operations	(36)	(106)	(80)	(162)

Net income (loss)	$416	$(708)	$1,605	$2,659

Net income (loss) per share, basic and diluted:
Continuing operations, basic	$0.03	($0.05)	$0.12	$0.23
Continuing operations, diluted	$0.03	($0.05)	$0.11	$0.22
Discontinued operations, basic and diluted	($0.00)	($0.01)	($0.01)	($0.01)

Net income (loss) per share, basic	$0.03	($0.06)	$0.11	$0.21
Net income (loss) per share, diluted	$0.03	($0.06)	$0.10	$0.21
Weighted average number of shares outstanding:
Basic	14,294	12,641	14,008	12,508
Diluted	15,590	12,641	15,483	12,839

Applix, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and par value amounts)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$13,328	$9,241
Accounts receivable, net	4,227	5,715
Other current assets	2,001	2,125

Total current assets	19,556	17,081
Restricted cash	400	817
Property and equipment, net	709	973
Capitalized software costs, net	—	265
Intangible asset, net	625	812
Other assets	645	843
Goodwill	1,158	1,158

TOTAL ASSETS	$23,093	$21,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,254	$1,083
Accrued expenses	5,457	6,657
Accrued restructuring expenses	431	3,400
Deferred revenues	6,542	8,060

Total current liabilities	13,684	19,200
Long term liabilities	205	494

Total liabilities	13,889	19,694

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 14,677,026 and 13,272,379 shares issued, respectively	37	33
Additional paid-in capital	55,600	50,497
Accumulated deficit	(43,770)	(45,375)
Accumulated other comprehensive loss	(1,354)	(1,539)

	10,513	3,616

Less: treasury stock, 357,627 shares at cost	(1,309)	(1,361)

Total stockholders’ equity	9,204	2,255

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,093	$21,949